Exhibit 3.3

OPERATING AGREEMENT

OF

NEVADA VOTECO LLC,

a Delaware limited liability company

Dated as of April 15, 2010

i

8.	INDEMNIFICATION OF MEMBERS		8
	8.1	In General	8
	8.2	Insurance	8
	8.3	Not Liable For Return of Capital	8

9.	DURATION AND TERMINATION OF THE COMPANY		8

10.	DEFINITIONS		9

11.	COMPLIANCE WITH GAMING LAWS		12
	11.1	Legends	12
	11.2	Qualifications	12

12.	MISCELLANEOUS		15
	12.1	Entire Agreement	15
	12.2	Amendments	15
	12.3	Choice of Law	15
	12.4	Successors and Assigns	15
	12.5	Interpretation	15
	12.6	Captions	15
	12.7	Severability	15
	12.8	Counterparts	15
	12.9	Additional Documents	16
	12.10	Non-Waiver	16
	12.11	Manner of Consent	16
	12.12	Notices	16
	12.13	Grant of Power of Attorney	17
	12.14	Irrevocable and Coupled with an Interest	17
	12.15	Execution of Documents	17

Schedule A – Capital Accounts and Percentage Interests

ii

OPERATING AGREEMENT OF NEVADA VOTECO LLC

THIS OPERATING AGREEMENT (this “Agreement”) OF NEVADA VOTECO LLC (the “Company”), dated as of the April 15, 2010, by and among the members whose names are listed on Schedule A attached hereto (the “Initial Members”) and any members admitted to the Company after the date hereof (the “Additional Members” and with the Initial Members, collectively, the “Members”). Capitalized terms used in this Agreement are defined in Section 10; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement; and references to a “Section” or a “Subsection” are, unless otherwise specified, to a Section or a Subsection of this Agreement.

1.	ORGANIZATION

1.1 Formation. The parties to this Agreement hereby agree to form the Company pursuant to the provisions of the Delaware Limited Liability Company Act, as amended (the “Act”), in accordance with the further terms and provisions of this Agreement. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein or in the Certificate of Formation. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

1.2 Name. The name of the Company shall be “Nevada Voteco LLC” or such other name or names as may be selected by the Managers from time to time, and its business shall be carried on in such name with such variations and changes as the Managers deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

1.3 Purpose. The Company may engage in any lawful business, purpose or activity in which a limited liability company may be engaged under the Act and other applicable laws.

1.4 Registered Office. The registered office of the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Managers may change said registered office from one location to another in the State of Delaware.

2.	MEMBERS

2.1 Members. The Company shall consist of the Initial Members and such Additional Members as shall be admitted to the Company pursuant to Section 7. Schedule A shall be amended from time to time to reflect the admission of any Member or the removal, expulsion, retirement or death of any Member or the receipt by the Company of notice of any change of the name of a Member.

2.2 Limitation on Liability of Members. To the fullest extent permitted by law, no Member of the Company shall have any liability for the obligations or liabilities of the Company.

2.3 Actions by the Members; Meetings; Quorum; Majority. The Members may vote, approve a matter or take any action by the vote of Members at a meeting, in person or by proxy, or without a meeting by written consent. For any meeting of Members, the presence in person, or by proxy of a Majority in Interest at the time of the action taken constitutes a quorum for the transaction of business. An action approved at a meeting by a Majority in Interest shall be the action of the Members. Members may participate in annual meetings and special meetings by means of conference telephone or other similar communications equipment by means which all person participating in the meeting can hear each other, and participation in such a fashion shall constitute presence in person at such meeting.

2.4 Action by Written Consent. Any action may be taken by the Members without a meeting if authorized by the written consent of a Majority in Interest. In no instance where action is authorized by written consent need a meeting of Members be called or noticed. However, a copy of the action taken by written consent must be promptly sent to all Members and filed with the records of the Company.

2.5 Place of Meetings of Members. All annual meetings and any special meetings of the Members shall be held at any place designated by the Managers or the Members, or, if no such place is designated, then at the principal executive office of the Company, which need not be in Delaware.

2.6 Annual Meetings. An annual meeting of the Members may be held at the place and time designated from time to time by the Managers.

2.7 Annual Meetings; Notice. Written notice of each annual meeting signed by the Managers shall be given to each Member entitled to vote at the meeting, either personally, by facsimile, by mail or other means of written communication, charges prepaid, addressed to each Member at such Member’s address appearing on the books of the Company or given by such Member to the Company for the purpose of notice. If a Member gives no address, notice shall be deemed to have been given such Member if sent by mail or other means of written communication addressed to the place where the principal office of the Company is situated. All such notices shall be sent to each Member entitled thereto not less than one (1) or more than sixty (60) business days before each annual meeting, and shall specify the place, the day and the hour of such meeting.

2.8 Special Meetings. Special meetings of the Members, for any purpose or purposes whatsoever, may be called at any time by the Managers or by the Members. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in the same manner as for annual meetings of Members. Notices of any special meetings shall specify, in addition to the place, day and hour of such meetings, the purpose or purposes for which the meeting is called.

2.9 Waiver of Notice. The actions taken at any meeting of the Members, however called and noticed or wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the Members not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the records of the Company or made a part of the minutes of the meeting.

2.10 Adjourned Meetings and Notice Thereof. Any Members’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a Majority in Interest, present in person or represented by proxy, but in the absence of a quorum no other business may be transacted at any such meeting. Other than by announcement at the meeting at which such adjournment is taken, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at any adjourned meeting. However, when any Members’ meeting, either annual or special, is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

3.	CAPITAL

3.1 Members’ Percentage Interests. Each Initial Member shall have the Percentage Interest set forth opposite such Member’s name in Schedule A hereto. Simultaneously with the execution and delivery of a counterpart to this Agreement, each Additional Member shall receive the Percentage Interest in the Company set forth in Schedule A, as amended.

3.2 Capital Accounts.

(a) There shall be established and maintained throughout the full term of the Company in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) for each Member, a capital account (a “Capital Account”). The initial balance of the Capital Account of each Member shall be the amount or value, as set forth opposite such Member’s name in Schedule A hereto. The Capital Account of each Member shall be increased by (i) any additional Capital Contributions made by such Member and (ii) such Member’s allocable share of the Company’s Net Income for each fiscal year. The Capital Account of each Member shall be decreased by (i) the dollar amount of any distributions made to such Member, (ii) the Fair Market Value of any property distributed to such Member (net of any liabilities to which such property is subject), and (iii) such Member’s allocable share of the Company’s Net Loss for each fiscal year.

(b) In addition to the adjustments specified by Section 3.2(a), each Member’s Capital Account shall also be adjusted for any other increases or decreases required to be made to Capital Accounts in accordance with Section 704 of the Code and with the Treasury Regulations promulgated thereunder.

3.3 Allocations. Net Profit and Net Loss for each fiscal year shall be allocated between the Members, pro rata in accordance with their respective Percentage Interests.

4.	DISTRIBUTIONS

The Managers shall have the sole authority to determine the amount and timing of distributions, if any. Any distributions to the Members shall be made in proportion to their respective Percentage Interests.

5.	MANAGEMENT

5.1 Management by Managers.

(a) Except as otherwise provided in this Agreement or by mandatory provisions of the Act, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, all of the Managers, and all of the Managers may make all decisions and take all actions for and on behalf of the Company not otherwise provided for in this Agreement, including, without limitation, the following:

(i) entering into, making and performing contracts, agreements and other undertakings binding upon the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(ii) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(iii) investing Company funds;

(iv) maintaining the assets of the Company in good order;

(v) collecting sums due the Company;

(vi) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(vii) selecting, removing and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(viii) obtaining insurance for the Company;

(ix) determining distributions of the Company in cash and other property as provided in Section 4; and

(x) doing and performing any and all other acts as may be necessary or appropriate to the conduct of the Company’s business;

provided, however, that all such decisions and actions for and on behalf of the Company must be approved by Managers holding a Majority in Interest. Any decisions or actions for an on behalf the Company that were effected without such approval shall be deemed null and void. Any Manager holding a Majority in Interest may, acting along without approval of the other Managers, enter into contracts, agreements and other undertakings and bind the Company thereto.

(b) The number of Managers of the Company shall be not less than one (1). The initial Managers of the Company shall be each of the Initial Members, who shall hold office until they cease to own an interest in the Company or a successor has been elected or otherwise designated in accordance with the Act or this Agreement or until his earlier resignation or removal. Subject to applicable Gaming Laws, in the event that any Member shall be unwilling or unable to serve as a Manager, he shall be succeeded by such Person or Persons as shall be elected as a Manager by a Majority in Interest, provided such Person is also a Member of the Company. A Manager may be removed by a Majority in Interest only in the event that the Manager is no longer a Member or a Withdrawal Event has occurred with respect to such Person.

(c) Any person dealing with the Company, other than a Member, may rely on the authority of the Managers without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action is actually taken in accordance with the provisions of this Agreement. Unless authorized to do so by this Agreement or by the Managers of the Company, no Member, agent or employee of the Company shall have any power or authority to bind the Company in any way.

5.2 Designation of Tax Matters Member. A Majority in Interest shall from time to time designate a “tax matters partner” under Section 6231(a)(7) of the Code (the “TMP”), to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters. The TMP is specifically directed and authorized to take whatever steps he or she, in his or her sole discretion, deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the Treasury Regulations. Without limiting the generality of the foregoing, the TMP shall have the sole and exclusive authority to make any elections on behalf of the Company permitted to be made pursuant to Section 754 or any other Section of the Code or the Treasury Regulations promulgated thereunder.

5.3 Partnership Classification. It is the intention of the parties hereto that the Company be treated as a partnership for federal, state and local income tax purposes. The Company shall not elect to be treated as other than a partnership under Treasury Regulations Section 301.7701-3(c) (or any corresponding applicable provisions of state or local law) unless such election is approved by all of the Managers.

5.4 Other Activities of the Members and Related Persons.

(a) Each Member expressly agrees that the other Members and all Related Persons may engage independently, with each other or with others, for their own accounts and for the accounts of others, in other business ventures and activities of every nature and description, whether such ventures are competitive with the business of the Company or otherwise. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived by any other Member or Related Person therefrom.

(b) The Company, may, from time to time, employ any Person or engage third parties to render services to the Company on such terms and for such compensation as the Managers may reasonably determine, including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be Affiliates of any Member. Persons retained, engaged or employed by the Company may also be engaged, retained or employed by and act on behalf of one or more Members or any of their respective Affiliates.

5.5 Organizational and Fictitious Name Filings. The Managers are hereby authorized to execute and file the Certificate of Formation pursuant to the Act and to execute or cause to be executed all other instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be deemed by the Managers to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a limited liability company in the State of Delaware and all other jurisdictions where the Company does or shall desire to conduct its business.

5.6 Salaries and Expenses. The Members may determine that the Company may (i) pay to any or all of the Managers a salary as compensation for such Manager’s services rendered to the Company and (ii) reimburse each Manager for his expenses reasonably incurred in performing such Manager’s services to the Company. Such salaries and expenses shall be treated as expenses of the Company and shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company.

6.	MAINTENANCE OF BOOKS AND RECORDS, ETC.

The Company shall maintain books and records in such a manner as to enable the preparation of the Company’s federal information tax return in compliance with Section 6031 of the Code, and such other records as may be required in connection with the preparation and filing of the Company’s required federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions, including, without limitation, the records reflecting the Capital Accounts and adjustments thereto specified in Section 3. All such books and records shall at all times be made available at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during normal business hours.

7.	TRANSFER OF INTERESTS; ADDITIONAL MEMBERS

7.1 Transfers. No Member may Transfer all or any part of such Member’s interest in the Company without the prior written consent of the Managers and only in accordance with the terms of the Transfer Restriction Agreement. Each Member and each permitted assignee thereof hereby agrees that it will not effect any Transfer of all or any part of such Member’s interest in the Company (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement. Any Transfer shall be subject to applicable Gaming Laws and the required approval of the Gaming Authorities.

7.2 Effect of Retirement, Withdrawal, Bankruptcy, Dissolution, Death, Etc. of Managers. The retirement, withdrawal, bankruptcy, dissolution, death, incapacity or adjudication of incompetency of all of the Members or Managers shall not dissolve the Company, unless required by applicable law.

7.3 Additional Members. Subject to applicable Gaming Laws, Section 7.4, and Section 7.1, no assignee of all or any part of an interest of a Member in the Company shall be admitted to the Company as an Additional Member unless and until (a) the Managers shall have consented in writing to such admission (the granting or denial of which shall be in the Managers’ sole discretion), (b) the assignee has executed a counterpart of this Agreement (as modified or amended from time to time) and such other instruments as the other Members may reasonably deem necessary or appropriate to confirm the undertaking of the assignee to be bound by all the terms and provisions of this Agreement and (c) the assignee has paid any expenses incurred by the Company in connection with such assignment. Unless and until an assignee of an interest in the Company becomes an Additional Member, such assignee shall not be entitled to exercise any vote, consent or any other right or entitlement with respect to such interest in the Company and the only effect of such assignment shall be to entitle the assignee to receive, to the extent assigned, the distributions and allocations of Net Profit and Net Loss to which the assignor would be entitled.

7.4 Transfer Restriction. Notwithstanding anything to the contrary expressed or implied in this Agreement, the Transfer of any interest in the Company is ineffective unless approved in advance by the applicable Gaming Authorities.

7.5 Mandatory Withdrawal from Company. Upon the occurrence of a Withdrawal Event, a Member shall (i) not be entitled to exercise any vote, consent or any other right or entitlement with respect to its interest in the Company or as Manager, provided, however, the Members holding in excess of fifty percent (50%) of the Percentage Interests (excluding the Percentage Interests held by the Member that is the subject of a Withdrawal Event) may agree to allow a withdrawing Member to vote or exercise any other right or entitlement with respect to its interest in the Company, if the Withdrawal Event is solely pursuant to clause (i) of the definition of Withdrawal Event; (ii) immediately withdraw from the Company at the request of the Members holding in excess of fifty percent (50%) of the Percentage Interests (excluding the Percentage Interests held by the Member that is the subject of a Withdrawal Event); and (iii) subject to the applicable Gaming Laws, transfer its interest to other Member(s) or such Person as the other Members holding in excess of fifty percent (50%) of the Percentage Interests (excluding the Percentage Interests held by the Member that is the subject of a Withdrawal Event) designate. Upon withdrawal from the Company, such withdrawing Member shall be reimbursed by the Company for any Capital Contributions made to the Company.

7.6 Injunctive Relief. The Company is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Section 7 and each holder of a Percentage Interest shall be deemed to have acknowledged, by acquiring a Percentage Interest that the failure to comply with this section will expose the Company to irreparable injury for which there is no adequate remedy at law and that the Company is entitled to injunctive relief to enforce the provisions of this Section.

8.	INDEMNIFICATION OF MEMBERS

8.1 In General.

(a) The Company shall indemnify any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a Manager, Member organizer or officer of the Company, or of any other company which he or she served as such at the request of the Company, against all reasonable expenses, including attorneys’ fees, actually or necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, and including the cost of court approved settlements, to the fullest extent and in the manner set forth in and permitted by the Act and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such Manager or officer may be entitled apart from the foregoing provisions.

(b) The foregoing provisions of Section 8.1(a) shall be deemed to be a contract between the Company and each Manager, Member organizer and officer who serves in such capacity at any time while this Section 8.1 and the relevant provisions of the Act and other applicable law, if any, are in effect; and, except to the extent otherwise required by law, any repeal or modification thereof shall not affect the rights or obligations then existing or thereafter arising with respect to any state of facts then or theretofore existing or thereafter arising or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(c) The Mangers in their discretion shall have power on behalf of the Company to indemnify any person, other than a Manager, Member organizer or officer, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an employee of the Company.

8.2 Insurance. The Managers may cause the Company, at the Company’s expense, to purchase insurance to insure the Related Persons against liability hereunder, including, without limitation, for a breach or an alleged breach of their responsibilities hereunder.

8.3 Not Liable For Return of Capital. No Member nor any Affiliate, officer, director, manager, member, stockholder, partner, employee or agent of any Member or of any such Person shall be personally liable for the return of the Capital Contributions of any other Member or any portion thereof, and such return shall be made solely from available Company assets, if any.

9.	DURATION AND TERMINATION OF THE COMPANY

The existence of the Company shall commence on the date of the filing of the Certificate of Formation with the office of the Delaware Secretary of State in accordance with the Act and shall continue until the first to occur of the following events (an “Event of Termination”):

(a) the withdrawal of all Members of the Company;

(b) the unanimous written consent of the Members; and

(c) the effective date of a decree of judicial dissolution under the Act.

10.	DEFINITIONS

As used herein the following terms shall have the following respective meanings:

“Act” has the meaning set forth in Section 1.1.

“Additional Member” has the meaning set forth in the Introduction to this Agreement.

“Affiliate” means with reference to any Person, any other Person of which such Person is a member, director, officer, general partner or employee or any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of Delaware are closed.

“Capital Accounts” has the meaning as set forth in Section 3.2.

“Capital Contributions” means as to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the capital of the Company (net of any liabilities to which such property is subject) as reflected on Schedule A as amended from time to time.

“Certificate of Formation” means the certificate of formation required to be filed with the Delaware Secretary of State in order to form the Company pursuant to Section 18-201 of the Act.

“Code” means the Internal Revenue Code of 1986, as amended (or corresponding provisions of succeeding law), and, to the extent applicable, the Treasury Regulations.

“Damages” means any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, expenses, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or related to litigation and interest on any of the foregoing.

“Event of Termination” has the meaning as set forth in Section 9.

“Fair Market Value” means as to any property on any date, the fair market value of such property on such date as determined in good faith by the Members.

“Fiscal Year” means the taxable year of the Company, which shall be the calendar year unless otherwise determined by the Board.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, or the ownership or use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, mobile gaming systems, cashless wagering systems and related and associated equipment and supplies.

“Gaming Authorities” means all governmental authorities or agencies with regulatory control or jurisdiction over the Gaming Activities of the Company and its Subsidiaries, including without limitation the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and the City Counsel of the City of Las Vegas.

“Gaming Approvals” means all approvals, licenses, permits, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions required, issued or granted by any Gaming Authorities that are necessary for the Company to own, operate, manage and conduct Gaming Activities on the Property, including any Gaming Approvals required by the Gaming Laws or the Gaming Authorities to be obtained by the Company’s Members, Managers, officers and employees, and any Affiliates thereof.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which the Gaming Authorities possess regulatory, permit or licensing authority over Gaming Activities, and all rules and regulations promulgated by such Gaming Authorities thereunder, including without limitation the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder, and the Clark County Code.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Initial Members” has the meaning as set forth in the Introduction to this Agreement.

“Majority in Interest” means at any time, those Members, with respect to which a Withdrawal Event has not occurred, subject to the provisions of Section 7.5(i), holding greater than fifty percent (50%) of the Percentage Interests of the Company.

“Managers” means Jeff Baer, Stuart Clarke, Thomas Fiato and Donna Milrod as the initial managers of the Company, together with any Person hereafter elected or designated as a manager of the Company as provided in this Agreement, but not any Person who has ceased to own an interest in the Company.

“Members” has the meaning as set forth in the Introduction to this Agreement.

“Net Profit” or “Net Loss,” as the case may be, means the taxable income and loss of the Company as determined in accordance with the accounting methods followed by the Company for federal income tax purposes but including income exempt from tax and described in Section 705(a)(1)(B) of the Code and treating as deductions items of expenditure described in Section 705(a)(2)(B) of the Code and applicable Treasury Regulations.

“Percentage Interest” means, as of any given time, as to any Member, a fraction, expressed as a percentage, equal to the amount of the Capital Contribution of such Member divided by the total Capital Contribution of all members. The initial percentage interest in the Company is set forth on Schedule A, as the same may be adjusted from time to time in accordance with this Agreement.

“Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Redemption Date” means the date specified in a Redemption Notice as the date on which the Percentage Interest owned or controlled by an Unsuitable Member is to be redeemed by the Company, which Redemption Date shall be determined in the sole and absolute discretion of the Majority in Interest.

“Redemption Notice” shall mean that notice of redemption given by the Company to an Unsuitable Member pursuant to Section 11.2. Each Redemption Notice shall set forth (i) the Redemption Date; (ii) the Percentage Interest to be redeemed; (iii) the Redemption Price and the manner of payment therefor; (iv) the place where any certificates shall be surrendered for payment; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

“Redemption Price” shall mean the price specified in the Redemption Notice to be paid by the Company for the redemption of the Percentage Interest to be redeemed pursuant to Section 11.2, which shall be for the lesser of the actual amount the Unsuitable Member paid to acquire the interest or the fair market value of the interests. The Redemption Price shall be paid in cash.

“Related Person” means any Affiliate, officer, director, manager, member, stockholder, partner, or employee of a Member, a Manager or the Company.

“Subsidiary” means, with respect to any Person, all other Persons of which such Person owns, directly or indirectly, a majority of the voting capital stock or is a general partner or otherwise has the power to control, by agreement or otherwise, the management and general business affairs of such other Person.

“TMP” has the meaning as set forth in Section 5.2.

“Transfer” means a sale, exchange, hypothecation, transfer, assignment, pledge, encumbrance or other disposition of a membership interest.

“Transfer Restriction Agreement” means that certain Transfer Restriction Agreement, dated as of the date hereof, by and among the Members, the Company and Nevada Mezz 1 LLC.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unsuitable Person” shall mean a Person who (i) fails or refuses to file or has withdrawn or requested the withdrawal of an application to be found suitable by any Gaming Authorities or for any Gaming Approval, (ii) is denied any Gaming Approval by any Gaming Authority, (iii) is disqualified from eligibility for any Gaming Approval by a Gaming Authority, (iv) is determined by a Gaming Authority to be unsuitable to own or control a Percentage Interest, (v) is determined by a Gaming Authority to be unsuitable to be affiliated with a Person engaged in Gaming Activities in any jurisdiction, (vi) causes the Company or any of its Affiliates to lose or to be threatened with the loss of any Gaming Approvals, or (vii) is deemed likely, in the sole and absolute discretion of the Majority in Interest, based on verifiable information or information received from the Gaming Authorities or other reliable sources such as background checks, credit searches and searches of the public records, to (a) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming Approval or the Company’s or any Affiliate’s application for or ability to obtain or retain any Gaming Approval, or (b) result in the imposition of materially burdensome terms and conditions on any Gaming Approval.

“Unsuitable Member” has the meaning set forth in Section 11.2(c).

“Withdrawal Event” means a Member that (i) ceases to be employed by Deutsche Bank AG or its affiliates or successors, (ii) dies or becomes mentally incapacitated, (iii) is found to be unsuitable to hold an interest in the Company by the Gaming Authorities (unless such Member is the sole Member of the company at such time), or (iv) if required by applicable laws or regulation.

11.	COMPLIANCE WITH GAMING LAWS

11.1 Legends. The Managers shall have the power and authority to provide that all certificates issued to represent or evidence a Member’s interest shall bear legends, including, without limitation, any legends as the Managers deem appropriate to assure that the Company complies with applicable Gaming Laws and does not become liable for violations of federal or state securities laws or other applicable law.

11.2 Qualifications.

(a) If the company becomes and for as long as it remains subject to regulations under any Gaming Laws, ownership of the Company shall be held subject to the applicable provisions of any applicable Gaming Laws.

(b) The election of an individual to serve as a manager or officer of the Company is subject to any qualification or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as a manager or officer for so long as that individual is determined to be, and continues to be, qualified and suitable by all Gaming Authorities having jurisdiction over the Company, manager or officer and under all applicable Gaming Laws. In the event that individual does not continue to be qualified and suitable, that individual shall be disqualified and shall cease to be a manager or officer of the Company.

(c) The Percentage Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (an “Unsuitable Member”), shall be subject to redemption by the Company, out of funds legally available therefor, by action of the Majority in Interest, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the Majority in Interest. If a Gaming Authority requires the Company, or the Majority in Interest deems it necessary or advisable, to redeem any Percentage Interests, the Company shall give a Redemption Notice to the Unsuitable Member and shall purchase the Percentage Interests on the Redemption Date. From and after the Redemption Date, such Percentage Interests shall no longer be deemed to be outstanding, such Unsuitable Member shall cease to be a Member, and all rights of the Unsuitable Member herein, other than the right to receive the Redemption Price, shall cease. The Unsuitable Member shall surrender any certificates representing the Percentage Interests to be redeemed in accordance with the requirements of the Redemption Notice.

(d) Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the Majority in Interest determines that a Person is an Unsuitable Person, and until the Percentage Interest owned or controlled by such Person are owned or controlled by a Person who is not an Unsuitable Person, the Unsuitable Member shall not be entitled (i) to receive any dividend or interest with regard to the Percentage Interest; (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Percentage Interest, and such Percentage Interest shall not for any purposes be included in the Percentage Interests entitled to vote, or (iii) to receive any remuneration in any form from the Company or any Affiliate of the Company for services rendered or otherwise.

(e) All notices given by the Company pursuant to this Section 11.2, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears in the Company’s books and records, with postage thereon prepaid, and such notice shall be deemed given at the time deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile, telex, cable or e-mail, and such notice shall be deemed given at the time of receipt thereof, if given personally, or at the time of transmission thereof, if given by telegram, facsimile, telex, cable or e-mail.

(f) Any Unsuitable Member shall indemnify and hold harmless the Company and its Affiliates for any and all losses, costs and expenses, including attorneys’ fees, incurred by the Company and its Affiliates as a result of, or arising out of, such Unsuitable Member’s continuing ownership or control of a Percentage Interest, or its neglect, refusal or failure to comply with the provisions of this Section 11.2, or failure to promptly divest itself of any Percentage Interest when required by the Gaming Laws or this Section 11.2.

(g) The Company is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Section 11.2 and each holder of the Percentage Interests shall be deemed to have acknowledged, by acquiring the Percentage Interest, that the failure to comply with this Section 11.2 will expose the Company to irreparable injury for which there is no adequate remedy at law and that the Company is entitled to injunctive relief to enforce the provisions of this Section 11.2.

(h) The Company’s right of redemption provided in this Section 11.2 shall not be exclusive of any other rights the Company may have under this Agreement or hereafter acquire under any other agreement or otherwise.

(i) Nothing contained in this Section 11.2 shall limit the authority of the Majority in Interest to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company or its Affiliates from the denial or threatened denial or loss or threatened loss of any Gaming Approvals. Without limiting the generality of the foregoing, the Majority in Interest may conform any provisions of this Section 11.2 to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Majority in Interest may, to the extent permitted by law, from time to time establish, modify, amend or rescind regulations and procedures of the Company not inconsistent with the express provisions of this Section 11.2 for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Section 11.2. Such procedures and regulations shall be kept on file with the Company’s Secretary, and shall be made available for inspection by the public and, upon request, mailed to any Member.

(j) The Majority in Interest shall have exclusive authority and power to administer this Section 11.2 and to exercise all rights and powers specifically granted to the Majority in Interest or the Company hereunder, or as may be necessary or advisable in the administration of this Section 11.2. All such actions which are taken or made by the Majority in Interest in good faith shall be final, conclusive and binding on the Company and all other Persons; provided, however, that the Majority in Interest may delegate all or any portion of its duties and powers under this Section 11.2 to a committee as it deems necessary or advisable. In each case where a committee designated by the Majority in Interest pursuant to the foregoing sentence must make a determination of price, manner of paying, unsuitability, or otherwise, such determination shall be made by a majority of the members of such committee not counting the vote of any committee member who is an Unsuitable Person or an Affiliate of an Unsuitable Person.

(k) Except as may be required by any applicable Gaming Laws or a Gaming Authority, the Majority in Interest may waive any of the rights of the Company or any restrictions contained in this Section 11.2 in any instance in which the Majority in Interest determines that a waiver would be in the best interests of the Company. The Majority in Interest may terminate any rights of the Company or restrictions set forth in this Section 11.2 to the extent that the Majority in Interest determines that any such termination is in the best interests of the Company. Except as may be required by a Gaming Authority, nothing in this Section 11.2 shall be deemed or construed to require the Company to repurchase any Percentage Interest owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

12.	MISCELLANEOUS

12.1 Entire Agreement. This Agreement together with the documents expressly referred to herein, each as amended or supplemented, constitutes the entire agreement among the parties with respect to the subject matter herein or therein. They supersede any prior agreement or understanding among the parties hereto.

12.2 Amendments. This Agreement may be amended only by the consent of a Majority in Interest.

12.3 Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND, WITHOUT LIMITATION THEREOF, THE ACT, AS NOW ADOPTED OR AS MAY BE HEREAFTER AMENDED, SHALL GOVERN THE LIMITED LIABILITY COMPANY ASPECTS OF THIS AGREEMENT.

12.4 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns. Notwithstanding anything herein to contrary, in the event of the death of any Member, the interests in the Company held by such Member shall not transfer to the heirs or become part of the estate thereof, but shall immediately become subject to a 30-day option to purchase in favor of the Managers (pro rata in accordance with the Percentage Interest held by all Managers desiring to make such purchase) at a price equal to the price paid therefor by such Member.

12.5 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

12.6 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

12.7 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to Persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

12.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Members to execute the same counterpart hereof.

12.9 Additional Documents. Subject to the provisions of this Agreement, each party hereto agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings which may be necessary or expedient in connection with the creation of the Company and the achievement of its purposes, specifically including (a) any amendments to this Agreement and such certificates and other documents as the Managers deem necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by the laws of the United States of America or any jurisdiction in which the Company conducts or plans to conduct business, or any political subdivision or agency thereof.

12.10 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

12.11 Manner of Consent. Any consent or approval required by this Agreement may be given as follows:

(a) by a written consent given by the consenting Member at or prior to the taking of the action for which the consent is solicited, provided that such consent shall not have been nullified by either (i) notification to the other Members by the consenting Member at or prior to the time of, or the negative vote by such consenting Member at, any meeting held to consider the taking of such action or (ii) notification to the other Members by the consenting Member prior to the taking of any action which is not subject to approval at such meetings; or

(b) by the affirmative vote of the consenting Member to the taking of the action for which the consent is solicited at any meeting duly called and held to consider the taking of such action.

12.12 Notices. To be effective, unless otherwise specified in this Agreement, all notices and demands, consents and other communications under this Agreement must be in writing and must be given (a) by depositing the same in the United States mail, postage prepaid, certified or registered, return receipt requested, (b) by prepaid telegram, (c) by delivering the same in person and receiving a signed receipt therefor, (d) by sending the same by an internationally recognized overnight delivery service or (e) by telecopy. For purposes of notices, demands, consents and other communications under this Agreement, the addresses of the Members shall be as set forth on Schedule A to this Agreement and the address of the Company shall be Deutsche Bank AG New York Branch, 60 Wall Street, 36th Floor, New York, New York 10005. Notices, demands, consents and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given and made three (3) Business Days following the date so mailed. Notices, demands, consents and other communications given in accordance with the foregoing clauses (b) and (e) shall be deemed to have been given when sent. Notices, demands, consents and other communications given in accordance with the foregoing clauses (c) and (d) shall be deemed to have been given when delivered. Any Member or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required.

12.13 Grant of Power of Attorney. Each Member hereby irrevocably constitutes and appoints the Managers with full power of substitution, as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record:

(a) any certificates or other instruments or amendments thereof which the Company may be required to file under the Act or any other laws of the State of Delaware or pursuant to the requirements of any Governmental Authority having jurisdiction over the Company or which the Managers shall deem it advisable to file, including, without limitation, the Certificate of Formation of the Company, any amendments to such certificate, this Agreement and any amended Agreement;

(b) any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the Managers deem appropriate or necessary to qualify, or continue the qualification of, the Company as a limited liability company;

(c) any certificates or other instruments which may be required in order to effectuate any change in the membership of the Company or to effectuate the dissolution and termination of the Company pursuant to Section 9; and

(d) any amendments to any certificate or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Section 12.13 or pursuant to this Agreement.

12.14 Irrevocable and Coupled with an Interest. The powers of attorney granted under Section 12.13 shall be deemed irrevocable and to be coupled with an interest.

12.15 Execution of Documents. Express authorization is hereby given to Mary E. Keogh for the exclusive purpose of executing the Certificate of Formation of the Company which was filed in the Office of the Secretary of State of the State of Delaware.

SCHEDULE A

Name and Address	Initial Capital Account	Percentage Interest

Jeff Baer	$10.00	25%
c/o Deutsche Bank AG
60 Wall Street, 34th Floor
New York, NY 10005

Stuart Clarke	$10.00	25%
c/o Deutsche Bank AG
60 Wall Street, 40th Floor
New York, NY 10005

Thomas Fiato	$10.00	25%
c/o Deutsche Bank AG
60 Wall Street, 46th Floor
New York, NY 10005

Donna Milrod	$10.00	25%
c/o Deutsche Bank AG
60 Wall Street, 40th Floor
New York, NY 10005

Schedule A-1

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

INITIAL MEMBERS:

/s/ Jeff Baer

/s/ Stuart Clarke

/s/ Thomas Fiato

/s/ Donna Milrod

[SIGNATURE PAGE–OPERATING AGREEMENT OF NEVADA VOTECO LLC]